Exhibit 10.54

ING GROEP N.V. (the ‘Company’)

Insurance Americas

Atlanta

United States

Deferred Amount =

Number of Deferred Shares =

Number of Performance Shares =

Any Award of Deferred Shares and Performance Shares pursuant to the ING Group Long Term Sustainable Performance Plan (“LSPP”) is subject to the following terms and conditions. Your personal details listed above together with these terms and conditions constitute your LSPP Agreement (the “Agreement”).

Article 1 – General

1.1	The capitalised terms in this Agreement shall, unless otherwise defined or the context otherwise requires, have the same definition as in the Plan. Unless otherwise stated or the context so requires, the singular shall be construed to mean the plural, and vice versa.

1.2	The provisions of this Agreement shall govern and prevail in the event of any conflict with the Plan. Any conflicting or inconsistent term of this Agreement shall be interpreted and implemented by the Executive Board in a manner consistent with the Plan.

1.3	The Participant has read the Rules of the Plan, and accepts and agrees to the terms and conditions thereof.

1.4	The Participant understands and accepts that failure to accept this Agreement by returning a signed copy of this Agreement to the Company on or before 20 April 2011 will result in the forfeiture of the Awards granted.

Article 2 – Deferred Shares Award

2.1	Nature of this Award. The Award made under this Agreement constitutes a conditional right to receive a number of Plan Shares equal to the number of awarded Deferred Shares (the number is indicated at the top of the first page of this Agreement) and is a result from the fact that the Participant’s 2010 discretionary bonus has exceeded a threshold. For that reason, part of his/her 2010 discretionary bonus will be granted in Deferred Shares.

Please note that to determine whether the Participant’s 2010 discretionary bonus did exceed the threshold and what part of the Participant’s 2010 discretionary bonus should be deferred, ING has used an exchange rate that is calculated by taking the average exchange rates of the last four quarters in 2010 and dividing the sum of those four average exchange rates by four.

2.2	Deferred Amount. The gross amount that initially is being deferred is indicated at the top of the first page of this Agreement (“Deferred Amount”).

2.3

Number of Deferred Shares. The number of Deferred Shares as indicated on the top of the first page of this Agreement has been determined by the average of the opening and closing price of BDR’s on the Stock Exchange on 16 February 2011, the date of publication of the results 4th quarter 2010. If this calculation does not result in a whole number, the figure will be rounded up to avoid fractional shares.

If the Deferred Amount at the date of award is denominated in a currency other than euro’s, the number of Deferred Shares is calculated by converting the Deferred Amount to euro’s by taking the exchange rate on 16 February 2011 and then dividing the gross Deferred Amount in euro’s by the average of the opening and closing price of BDR’s on the Stock Exchange on 16 February 2011, the date of publication of the results 4th quarter 2010.

2.4	Date of Award. The date on which the Award will be made is 30 March 2011.

2.5	Consideration. No consideration is payable by the Participant in respect of this Award.

2.6	Deferred Share Factor(s). No Deferred Share Factor(s) is applied in respect of this Award.

2.7	Vesting Date and Release Date. Save as provided in Rules 10.3, 10.4, 10.5, 10.7, 14.1 and 14.3 of the Plan, this Award will Vest for 1/3rd on 30 March 2012, 1/3rd on 30 March 2013 and 1/3rd on 30 March 2014 (each, a “Release Date”), provided the Participant is still employed by the Group on the respective Vesting Date. If this calculation does not result in the entire number of Deferred Shares, the figure that ultimately vests will be rounded up to avoid fractional shares. Plan Shares, to the extent that this relates to a Vested Award, shall be Released to the Participant as soon as practicable following the respective Release Date. If this calculation does not result in the exact Number of Deferred Shares Awarded, the remaining number of deferred shares will Vest on the last Release Date. Notwithstanding the foregoing or anything in the Plan to the contrary, to the extent this Award becomes Vested in accordance with:

(a)	Rule 10.2(i), Plan Shares shall be released as soon as practicable following the Cessation of Employment (provided that such injury or Total and Permanent Disability constitutes a “disability” within the meaning of US Treasury Regulation Section 1.409A-3(i)(4) subject to Plan rule 10.6;

(b)	Rules 10.2(ii), 10.2(iii) or 10.4, Plan Shares shall be released on the applicable Release Date subject to Plan rule 10.6;

(c)	Rule 10.3, Plan Shares shall be released as soon as practicable following the date of death subject to Plan rule 10.6; and

(d)	Rule 14, to the extent a change of Control, Business Divestiture, Partial Sale or other corporate restructuring constitutes a “change in ownership”, “change in effective control” or “change in ownership of a substantial portion of the assets” of the relevant corporation (each, as defined in the US Treasury Regulation Section 1.409A-3(i)(5)), then Plan Shares shall be released as soon as practicable following the applicable transaction. Otherwise, Plan Shares shall be released as of the applicable Release Date.

2.8	Credit Under Employee Benefit Plans. The grant date value of Deferred Shares that are granted in connection with a deferral of an annual bonus amount may credited to employee benefit plans to the same extent that such amount would have been credited to any such plan had such amount been paid in the form of an annual bonus payable in cash.

Article 3 – Performance Shares Award

3.1	Nature of this Award. The Award made under this Agreement constitutes the grant of a conditional right to receive Plan Shares following the Vesting of Performance Shares.

3.2	Number of Plan Shares subject to the Award. The Company will grant the Participant an Award to receive the number of Plan Shares as communicated to the Participant, under the terms and conditions of the Plan and this Agreement, if and provided that the Participant is still employed by the Group on the Date of Award.

3.3	Date of Award. The date on which the Award will be made is 30 March 2011.

3.4	Consideration. No consideration is payable by the Participant in respect of this Award.

3.5	Vesting Date, Release Date, and Performance Target. Save as provided in Rules 10.3, 10.4, 10.5, 10.7, 14.1 and 14.3 of the Plan, this Award will Vest in three tranches, being 1/3rd on 30 March 2012, 1/3rd on 30 March 2013 and 1/3rd on 30 March 2014 (each, a “Release Date”) provided and to the extent (i) the Performance Target to be attained at the end of each Performance Period, as detailed annually by means of an Annex, are met; and (ii) the Participant is still employed by the Group on such date. If this calculation does not result in the entire number of Performance Shares, the figure that is subject to and the figure that ultimately Vests will be rounded up to avoid fractional shares. Plan Shares, to the extent that this relates to a Vested Award, shall be Released to the Participant as soon as practicable following the respective Vesting Date. Notwithstanding the foregoing or anything in the Plan to the contrary, to the extent this Award becomes Vested in accordance with:

(a)	Rule 10.2(i), Plan Shares shall be released as soon as practicable following the Cessation of Employment (provided that such injury or Total and Permanent Disability constitutes a “disability” within the meaning of US Treasury Regulation Section 1.409A-3(i)(4) subject to Plan rule 10.6;

(b)	Rules 10.2(ii), 10.2(iii) or 10.4, Plan Shares shall be released on the applicable Release Date subject to Plan rule 10.6;

(c)	Rule 10.3, Plan Shares shall be released as soon as practicable following the date of death subject to Plan rule 10.6; and

(d)	Rule 14, to the extent a change of Control, Business Divestiture, Partial Sale or other corporate restructuring constitutes a “change in ownership”, “change in effective control” or “change in ownership of a substantial portion of the assets” of the relevant corporation (each, as defined in US Treasury Regulation Section 1.409A-3(i)(5)), then Plan Shares shall be released as soon as practicable following the applicable transaction. Otherwise, Plan Shares shall be released as of the Release Date.

Article 4 – Claw back

4.1	Notwithstanding the Rules of this Plan and the terms and conditions as specified in this LSPP Agreement, the Participant expressly agrees that the Company shall have the right to reclaim any Plan Shares that has been Released to the Participant under this Plan in case he/she engages in conduct or performs acts which are considered as:

(i)	malfeasance;

(ii)	fraud; or

(iii)	specific conduct, alone or in concert with others, which has led to the material restatement of the Company’s annual accounts and/or significant (reputational) harm to the Company.

4.2	By signing this LSPP Agreement, the Participant acknowledges that he understands and agrees that in case the Participant has sold (part of) his/her Plan Shares after Vesting, the Company has the right to claim from the Participant an amount in euro’s equal to the fair market value of the Plan Shares at the time of such sale and the Participant is obliged to repay this amount at first demand by the Company, such payment being made no later than 30 days after the first demand. Whether the Participant has engaged in such conduct or has performed such acts is determined at the discretion of the Supervisory Board.

Article 5 – Various

5.1	Compliance with U.S. Tax Law. Where the Participant qualifies as a US Taxpayer, the Participant understands and agrees that notwithstanding anything herein to the contrary, this Agreement, and the Awards made hereby, shall be administered in accordance with the applicable provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), including but not limited to, Section 409A of the Code. Notwithstanding anything in Rule 8 of the Plan to the contrary, any adjustment of this Award shall be made in compliance with Section 409A of the Code. This Award is intended to comply with Section 409A of the Code and will be administered and interpreted in accordance with that intent. In the event that the Participant is a “specified employee” (within the meaning of the Treasury Regulations §1.409A-1(i)) as of the date of the Participant’s “separation from service” (within the meaning of Treasury Regulations §1.409A-1(h)) and if this Award cannot be paid or provided in the manner otherwise provided without subjecting the Participant to “additional tax”, interest or penalties under Section 409A of the Code, then Plan Shares shall be released on the first day of the seventh month following the Participant’s separation from service.

5.2	Delivery of Plan Shares or Sale of Plan Shares. Except as otherwise provided above and notwithstanding anything in the Plan to the contrary, in accordance with instructions provided by the Participant, Plan Shares, to the extent that this relates to a Vested Award, shall be transferred to the brokerage account of the Participant and/or sold by the Company on behalf of and for the account of the Participant, as soon as practicable following the Release Date. The Participant should provide instructions to the Company during the designated period(s) prior to the Release Date instructing the Company to transfer the Plan Shares to the brokerage account of the Participant and/or to sell such Plan Shares on behalf of and for the account of the Participant. If the Participant fails to provide any such instructions to the Company during the designated period(s), the Plan Shares shall automatically be sold on behalf of and for the account of the Participant.

Article 6 – Data protection

6.1	The Participant hereby consents to the processing, collection, recording, organising, storing and adapting by the Company and the third party administrators involved in the operation and administration of the Plan, of the personal data, (including, inter alia, name, business contact information, personnel number, position and information on Grants or Awards) relating to the Participant for the sole purpose of participating in the Plan and the Agreement including the operation and administration of the Plan and grants hereby such consent for the period specified in Article 6.4 of this Agreement.

6.2	The Participant also consents to the transfer of his/her personal data referred to under Article 6.1 of this Agreement by the Company to third party administrators that are assigned to the operation and administration of the Plan for this Participant specifically and that are located in the United States, Canada, Singapore, Australia, Hong Kong or in some countries in the EU.

The Participant agrees that some of these countries that are outside of the European Union have a level of protection in respect of personal data that may not be regarded as adequate when viewed in the context of Dutch data protection law.

6.3	The Participant also agrees that a limited set of his/her personal data (name, LSPP ID, business line) is accessible to those third party administrators that are not specifically assigned to him/her for the operation and administration of the Plan, in the countries referred to under Article 6.2 of this Agreement, for the sole purpose of identification and other related administrative reasons (e.g. to trace Participants that have changed position within the ING Group).

6.4	The Participant’s personal data related to the Plan will be held in a database file titled with his/her name and unique identification code for the duration of the Plan taking to account any additional data retention period required by applicable law. The database will be kept by the Company or Group Companies on behalf of the Company.

6.5	Third party administrators are all Group Companies, but may incidentally include other third party advisors in respect of any incentive schemes or arrangements operated by the Company and any regulatory authorities or other governmental body (e.g. for tax and other purposes pursuant to applicable law and regulations).

6.6	The Participant understands that the provision of all of his/her personal data is obligatory for the purpose of his/her participation in the Plan and agrees with the transfer of the relevant personal data to Company by the Group Company that he/she is employed by. The Participant is aware of his/her right to access and/or correct personal data, if and when necessary, by contacting the local Human Resources representative.

Article 7 – Governing law and Jurisdiction

7.1	Governing law and jurisdiction. This Agreement shall be governed by and shall be construed in accordance with the law of the Netherlands. The Company and the Participant irrevocably submit, in respect of any suit, action or proceeding related to the interpretation or enforcement of this Agreement, to the exclusive jurisdiction of the courts of Amsterdam.

7.2	Partial invalidity. Parties expressly agree that the invalidity or unenforceability of an Article or Articles of this Agreement shall not affect the validity or enforceability of any other Article of this Agreement and that the remainder of this Agreement will remain in full effect. Any such invalid or unenforceable Article shall be replaced or be deemed to be replaced by a provision that is considered to be valid and enforceable. The interpretation of the replacing Article shall be as close as possible to the intent of the invalid or unenforceable Article.

Article 8 – Participant Covenants

8.1	In consideration of the Award set forth in Article 2 and the Award set forth in Article 3 of this Agreement, Participant agrees to abide by the restrictive covenants set forth below. For the purposes of this Article, the definition of “Company” is expanded to include any Subsidiaries or affiliates that do business in the United States.

(i)	Protection of confidential information. The Participant will not, without permission of the Company, disclose any Company confidential information or trade secrets to anyone outside the Company, unless required by subpoena. Confidential information and trade secrets include, but are not limited to, customer lists, product development information, marketing and sales plans, premium or other pricing information, operating policies and manuals, and, or other confidential information related to the Company.

(ii)	Nonsolicitation of employees and agents. The Participant will not, for 12 months following Cessation of Employment, directly or indirectly attempt to induce any employee, agent or agency, broker, broker-dealer, financial planner, registered principal or representative of the Company to be employed by or to perform services for any entity that competes with the Company.

(iii)	Nonsolicitation of customers. The Participant will not, for 12 months following Cessation of Employment, directly or indirectly attempt to solicit the trade of any person that is a customer of the Company or which the Company has been undertaking reasonable steps to procure as a customer during the 6 months preceding termination of employment. This limitation will only apply to products or services in competition with a product or service of the Company, and to customers with whom Participant had contact during employment.

(iv)	Agreement to Cooperate. Following the Cessation of Employment, the Participant will cooperate with the Company, without additional compensation, on matters within the scope of Participant’s responsibilities during employment. The Company agrees to reimburse reasonable out-of-pocket expenses the Participant incurs in connection with such assistance. The Company agrees it will make all reasonable efforts to minimize disruption to the Participant’s other commitments.

8.2	If any provision of Article 8.1 is determined by a court of competent jurisdiction not to be enforceable in the manner set forth above, the parties agree that they intend the provision to be enforceable to the maximum extent possible under applicable law, and that the court should reform the provision to make it enforceable in accordance with the intent of the parties.

8.3	The Participant acknowledges that these covenants are a material inducement for the Company to effect the Award set forth in Article 2 and the Award set forth in Article 3 of this Agreement. The Participant further acknowledges that a violation of any term of the covenants will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, the Participant agrees that, if the Participant breaches any of the covenants:

(i)	any Award made to the Participant pursuant to this Agreement will be rescinded;

(ii)	the Participant will not be entitled to retain any income or property derived from the Award; and

(iii)	the Company will be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining the Participant from committing any violation of the covenants contained in Article 8.1.

The remedies in this Article are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity as a court or arbitrator may reasonably determine.

8.4	The Company may terminate any Award if the Participant has willfully engaged in gross misconduct that the Company determines is likely to be damaging or detrimental to the Company.

8.5	This Article 8 will be interpreted in accordance with the laws of the State of Georgia. Any proceedings involving Article 8 will be brought in a court of competent jurisdiction in the State of Georgia.

I, the undersigned, confirm that I have read and understand the information set out in the Agreement above and accept this Award under the terms thereof.

Date	Print Name	Signature

Annex Performance Target 2011 – ING Insurance

In accordance with Article 3.5 of this Agreement, the Vesting of Performance Shares is subject to the attainment of the Performance Target at the end of each Performance Period. This Annex details each Performance Period applicable to the Award of Performance Shares and the Performance Target to be attained during the first Performance Period. The Annex Performance Target 2011 – ING Insurance forms an integral part of this Agreement and for each Performance Period a new Annex with the Performance Target applicable for that year will be provided.

The Performance Target applicable to each tranche of Performance Shares awarded under this Agreement consists of three separate performance measures as defined in this Annex, being Net Underlying Result, Total Operating Result and Employee Engagement Performance. The Performance Period applicable to each tranche of Performance Shares awarded is specified as follows:

Performance Period	Net Underlying Result performance tranche (Maximum number of Performance Shares Vesting)	Total Operating Result performance tranche (Maximum number of Performance Shares Vesting)	Employee Engagement tranche (Maximum number of Performance Shares Vesting)
1 January 2011 – 31 December 2011	13 1/3%	13 1/3%	6 2/3%
1 January 2012 – 31 December 2012	13 1/3%	13 1/3%	6 2/3%
1 January 2013 – 31 December 2013	13 1/3%	13 1/3%	6 2/3%

Total	40%	40%	20%

Net Underlying Result

New Underlying Result for this Award is defined:

—	for ING Insurance as net underlying result of ING’s Insurance activities.

The Net Underlying Result performance is measured as an absolute target of annual Net Underlying Result performance of ING’s Insurance activities as realised at the end of each Performance Period and as disclosed in “ING’s Group Quarterly Results” disclosure.

The Net Underlying Result Performance will be calculated as soon as practical after each Performance Period. The Net Underlying Result Performance will result in a Net Underlying Result Performance percentage based on the Performance Incentive Zone. Under this Performance Incentive Zone the Net Underlying Result Performance percentage is nil if the Net Underlying Result Performance falls at or below the threshold Net Underlying Result Performance and the Net Underlying Result Performance percentage is 150% if the Net Underlying Result Performance falls at or above the ceiling Net Underlying Result Performance.

If the Net Underlying Result Performance falls above threshold, but below ceiling then the Net Underlying Result Performance percentage is determined by linear interpolation between the Net Underlying Result Performance percentage values of 0% and 150%, as illustrated in the table below:

Performance target	Performance Period 2011
	0%	100%	150%

Net Underlying Result	≤20%	target	≥10%

Target is the 2011 MTP budget for net underlying result adjusted to reflect the most current FX rates. As the target is updated on a monthly basis due to the FX rates adjustments, no absolute number can be provided.

When measuring the Net Underlying Result for any financial year of ING Insurance and to ensure comparability of financial years within a Performance Period, the Executive Board may after consultation with the Supervisory Board:

(a) adjust the figure for Net Underlying Result as calculated to arrive at a figure which reflects the underlying business performance of ING Insurance (and may, without limitation, adjust by excluding any or all extraordinary or exceptional items from the Net Underlying Result Performance); and

(b) adjust the figure to ensure that the relevant accounting standards are applied on a consistent basis in respect of years falling within the Performance Period, provided that the Executive Board shall have discretion to adjust the applied definition of Net Underlying Result to take account of any change in recognised accounting standards or practice, fiscal regime or capital structure, to ensure consistent measurement and accountability.

Total Operating Result

Total Operating Result for this Award is defined:

—	for ING Insurance as total operating result of ING’s Insurance activities.

The Total Operating Result performance is measured as an absolute target of annual Total Operating Result performance of ING Insurance as realised at the end of each Performance Period and as disclosed in “ING Group Quarterly Results’ disclosure.

The Total Operating Result Performance will be calculated as soon as practical after each Performance Period. The Total Operating Result Performance will result in a Total Operating Result Performance percentage based on the Performance Incentive Zone. Under this Performance Incentive Zone the Total Operating Result Performance percentage is nil if the Total Operating Result Performance falls at or below the threshold Total Operating Result Performance and the Total Operating Result Performance percentage is 150% if the Total Operating Result Performance falls at or above the ceiling Total Operating Result Performance.

If the Total Operating Result Performance falls above threshold, but below ceiling then the Total Operating Result Performance percentage is determined by linear interpolation between the Total Operating Result Performance percentage values of 0% and 150%, as illustrated in the table below:

Performance target	Performance Period 2011
	0%	100%	150%

Total Operating Result	≤20%	target	≥10%

Target is the 2011 MTP budget for total operating result adjusted to reflect the most current FX rates. As the target is updated on a monthly basis due to the FX adjustments, no absolute number can be provided.

When measuring the Total Operating Result for any financial year of ING Insurance and to ensure comparability of financial years within a Performance Period, the Executive Board may after consultation with the Supervisory Board:

(a) adjust the figure for Total Operating Result as calculated to arrive at a figure which reflects the underlying business performance of ING Insurance (and may, without limitation, adjust by excluding any or all extraordinary or exceptional items from the Total Operating Result Performance); and

(b) adjust the figure to ensure that the relevant accounting standards are applied on a consistent basis in respect of years falling within the Performance Period, provided that the Executive Board shall have discretion to adjust the applied definition of Total Operating Result to take account of any change in recognised accounting standards or practice, fiscal regime or capital structure, to ensure consistent measurement and accountability.

Employee Engagement

Employee Engagement for this Award means the overall result of the annual Employee Engagement Survey for the Insurance operations.

The Employee Engagement performance is measured based on the annual results as reported in the Employee Engagement Survey as undertaken during the financial years within each Performance Period (the ‘Employee Engagement Performance’).

The Employee Engagement Performance will be tested as soon as practical after each Performance Period, when an assessment will be made of the Employee Engagement Performance attained at the end of the Performance Period.

The Employee Engagement Performance will result in an Employee Engagement Performance score. The Employee Engagement Performance percentage is nil if the Employee Engagement Performance falls below the predetermined ambition level and the Employee Engagement Performance percentage is 100% if the Employee Engagement Performance falls at or above the predetermined ambition level, as illustrated in the table below:

Performance Target	Performance Period 2011
	0%	100%

Employee Engagement	<65%	≥65%

Measurement of Performance Target

The number of Performance Shares for which the Performance Target is attained at the end of each Performance Period in accordance with Article 3.5 of this Agreement is equal to the sum of (i) the attained Net Underlying Result Performance percentage determined in accordance with the Performance Incentive Zone times the respective Net Underlying Result Performance tranche; (ii) the attained Total Operating Result Performance percentage determined in accordance with the Performance Incentive Zone times the respective Total Operating Result Performance tranche and (iii) the attained Employee Engagement Performance percentage (either 0% or 100%) times the respective Employee Engagement Performance tranche.

The Performance Shares for which the Performance Target is not attained will not Vest and automatically lapse at the respective Vesting Date.

Transfer of Participants within the Group

When a Participant following the Date of Award and during a Performance Period is transferred within the Group or between segments or business units to a Group Company or business unit that operates a different Performance Target, the following will apply:

—	if the transfer occurs prior to 1 September during the Performance Period the target of the new Group Company / segment / business unit will apply.

—	if the transfer occurs on or after 1 September during the Performance Period, the target of the former Group Company / segment / business unit will continue to apply.

The Executive Board can, at its discretion, decide to apply a different treatment amend to the Performance Target as included in this Annex for the Performance Shares that have not yet Vested to reflect such transfer.